ARTICLES OF AMENDMENT
                                 TO THE
                       ARTICLES OF INCORPORATION


Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST: The name of the corporation is 	Arete Industries, Inc.

SECOND: The following amendment to the Articles of Incorporation was adopted on October 30, 1998, as prescribed by the Colorado Business Corporation Act, by the board of directors where shares have been issued and shareholder action was not required.


RESOLVED, that a new series of Preferred Stock is hereby designated consisting of the following rights, preferences and designations:

	a.	The new class is designated "Class A Cumulative
Convertible Preferred Stock (the "Class A Preferred") the number of which may be issued is hereby fixed at 100,000 shares.

	b.	The redemption price and liquidation preference for each
share of such Class A Preferred shall be $10.00 plus accrued and unpaid dividends and shall be redeemable for cash at any time at the option of the Company. The redemption price stated above shall be subject to adjustment in the manner provided for adjustment of the Conversion Price, below.

	c.	The Class A Preferred shall have a liquidation
preference over shares of Common Stock and any series of preferred stock subsequently designated as to the unencumbered assets of the Company.

	d.	The quarterly cumulative dividend rate for the Class A
Preferred is specified as the prime rate posted in the Wall Street Journal on the last day of the previous fiscal quarter.
Alternatively, if no prime rate is posted in the Wall Street Journal on such date, the rate shall be that rate published by Chase
Manhattan Bank, NA., as of the most recent date preceding the date such dividend rate is to be determined. Dividends will accrue on a quarterly basis commencing the date of issuance and will accumulate if not paid within 15 days from the end of the quarter in which they become due. Dividends may be paid in cash, notes, common or Class A Preferred stock, as agreed to by the holder and the Company.

e.	Each share of Class A Preferred plus accrued dividends, shall be convertible at any time after thirty days from the date of issuance at the option of the holder into shares of Common Stock of the Company on the basis of the face value of each such share of Class A Preferred divided by an amount equal to 110% of the average weekly closing bid price for a common share on the OTC Bulletin
Board (or the NASDAQ Small Cap Bulletin Board if applicable) on the date of issuance or on the date of conversion (or the date of determination of voting rights provided below), whichever is less.

	f.	Class A Preferred will be entitled to vote as a class
for all matters brought at shareholders meetings potentially adversely affecting the rights, preferences and privileges of the Class A Preferred Stock according to applicable provisions of the Articles, By-laws and/or the Colorado Business Corporation Act. Holders of Class A Preferred shall also be entitled to vote such number of votes at any meeting of shareholders, equal to their cumulative face value divided by their applicable conversion price specified above. In the event that dividends duly declared and accrued on the Class A Preferred have not been paid for four consecutive fiscal quarters following their issuance and/or in the event that the Class A Preferred has not been redeemed for face value plus accrued dividends for cash by the Company within four calendar quarters from the date of their issuance, then the Holders of outstanding Class A Preferred holding 80% of the face amount of Class A Preferred which is qualified to so act, may elect a majority of the board of directors of the Company at any special meeting of shareholders called for such purpose.

	g.	Holders of Class A Preferred will be entitled to demand
and piggy-back registration rights as to shares of common stock issuable on conversion of the Class A Preferred: (i) on demand one time only by the holders of at least 80% of the outstanding Class A Preferred in which case the Company shall prepare and file a registration statement with the Securities and Exchange Commission
(SEC) duly registering the conversion shares along with appropriate state blue sky qualification of such conversion of same at the sole cost and expense of the Company; and (ii) such piggy-back rights, if exercised as to the entire number of shares of Class A Preferred held by any holder at the time any registration statement becomes effective provided that such holder provides the Company with 90 days advance notice prior to the date the Company first files its registration statement for review by the SEC.

	h.	The number of shares of Common Stock of the Company into
which shares of Class A Preferred shall be adjusted to reflect changes in the aggregate capitalization of the Company, whether voluntary or involuntary, including, without limitation, the following:
     1.	A reverse stock split or forward split of the outstanding Common Stock of the Company regardless of whether or not the par value or total authorized shares is effected by such reverse;

		2.	A stock dividend, or share reclassification of
shares issued by the Company;

		3.	A distribution of assets except cash
distributions, distributions made out of current retained earnings or surplus or stock dividends of subsidiary corporations; and

		4.	Issuance without consideration or for per share
consideration less than the effective per share conversion price of the Class A Preferred, of Common Stock of the Company or warrants, options or rights to purchase Common Stock of the Company.

Such adjustments shall be made at the time of each such event, distribution, or issuance and retroactively to the date any shares of Class A Preferred were converted between the record date of either of such events and the date such options, warrants or rights were exercised or the date such consideration was received, as the case may be. Further, such adjustments will be made to eliminate effective per share dilution to the holders of Class A Preferred caused by such event, distribution or issuance as to the shares of Common Stock into which such Class A Preferred shares are convertible.

No adjustment shall be made in the conversion rate of the Class A
Preferred in the following cases:

	i.	Grant, issuance or exercise of qualified or non-
qualified stock options, SAR's or other compensation pursuant to any incentive stock compensation plan adopted by the shareholders of the Company;

	ii.	Shares of Common Stock issued on conversion of Class A
Preferred Stock or any other class of Preferred Stock outstanding prior to designation of the Class A Preferred Stock;

	iii.	Shares of Common Stock in connection with the
acquisition of 80% or more of the voting shares or assets of any other corporation by the Company or any subsidiary of the Company or in connection with a merger between a third party corporation and the Company or any subsidiary of the Company in which the Company or its subsidiary is the surviving entity, including any shares, options or rights granted and/or exercised pursuant to such transactions.

The Treasurer of the Company shall prepare a certificate for all holders of Class A Preferred on issuance and subsequent to any of the events contemplated above setting forth the effective conversion price and the effect of any adjustment thereto caused by any of the above events. Adjustments shall be rounded up to the next whole share of common stock into which shares of Class A Preferred would convert.

	i.	The terms of Class A Preferred may not be modified or
amended in any material way without the express unanimous written consent or the affirmative vote of the holders of, two thirds in face value amount of all outstanding Class A Preferred. Nothing in this certificate shall be deemed to limit the right of the Board of Directors to declare additional series or classes of Preferred or Common Stock nor to declare the rights, preferences or privileges thereon which do not conflict with, supercede or impair the rights, preferences or privileges of the Class A Preferred. The provisions of this Certificate shall be in addition to provisions affecting Preferred Stock generally as set forth in the Articles of Incorporation of the Company.

	j.	All notices required or permitted to be given by the
Company with regard to the Class A Preferred Stock shall be in writing, and if delivered by first class US Mail, postage prepaid, to the holders of the Class A Preferred at their last addresses as set forth in the records of the Company, shall be conclusively presumed to have been duly given, whether or not the stockholder actually receives such notice; provided however, that failure to duly give such notice by mail, or any defect in such notice, to the holders of any stock designated for redemption, shall not affect the validity of the proceedings for the redemption of any other shares of Class A Preferred.

	k.	Pursuant to the Colorado Business Corporation Act, as
amended, shares of Class A Preferred need not be certificated. Notwithstanding this, any holder of Class A Preferred may request and be issued a certificate or certificates reflecting the number of shares such holder owns of the Class A Preferred referring to the terms and conditions contained herein.

                            	Arete Industries, Inc.

                     Signature:
                         Title Chief Executive Officer, Chairman of the Board of Directors